CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
9% Callable Stock Return Income Debt SEcurities® due December 5, 2011, payable on the maturity date with common stock of Amazon.com, Inc.	268,000	$25.00	$6,700,000	$373.86

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The Callable STRIDES are being offered by Bank of America Corporation (“BAC”). The Callable STRIDES will have the terms specified in this term sheet, as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the Callable STRIDES involves a number of risks. There are important differences between the Callable STRIDES and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page PS-9 of product supplement STRIDES-1. Callable STRIDES:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1))(2)	$25.00	$6,700,000
Underwriting discount (2)	$0.50	$134,000
Proceeds, before expenses, to Bank of America Corporation	$24.50	$6,566,000

(1)	Plus accrued interest from November 30, 2009, if settlement occurs after that date.
(2)	The public offering price and underwriting discount for any purchase of 200,000 units or more in a single transaction by an individual investor will be $24.875 per unit and $0.375 per unit, respectively.

Merrill Lynch & Co.

November 19, 2009

268,000 Units	Pricing Date	November 19, 2009
9% Callable STock Return Income DEbt Securities®	Settlement Date	November 30, 2009
due December 5, 2011, payable on the maturity date with	Maturity Date	December 5, 2011
common stock of Amazon.com, Inc.	CUSIP No.	06052E657
$25 principal amount per unit
Term Sheet No. 211

Interest payable quarterly at the rate of 9% per year

Callable on or after December 6, 2010, providing an annual yield to call of 15.40%

Payable at maturity with Amazon.com, Inc. common stock equal to the then applicable Share Multiplier

A maturity of approximately 2 years

Payments on the Callable STRIDES, including the payment at maturity, are subject to the credit risk of Bank of America Corporation

No listing on any securities exchange.

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

Summary

The 9% Callable STock Return Income DEbt Securities® due December 5, 2011 (the “Callable STRIDES”), payable on the maturity date with Amazon.com, Inc. common stock, are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Callable STRIDES, including payment at maturity, will be subject to the credit risk of BAC.

The Callable STRIDES provide quarterly interest payments, and are callable by us on or after December 6, 2010. If we have not called the Callable STRIDES prior to or on the maturity date, you will receive shares of Amazon.com, Inc. (the “Underlying Company”) common stock (the “Deliverable Shares”) on the maturity date. The Callable STRIDES are designed for investors who want to participate in the change in price of the Deliverable Shares over the term of the Callable STRIDES, who want to receive interest payments, and who are willing to accept a return that is capped if we call the Callable STRIDES. Investors must be willing to accept a payment in Deliverable Shares with a value that may be less, and potentially significantly less, than the Original Offering Price if the Callable STRIDES are not called.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STRIDES-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Callable STRIDES

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$25 per unit
Term:	Approximately 2 years
Deliverable Shares:	Common stock of Amazon.com, Inc. (Nasdaq symbol: AMZN)
Initial Share Multiplier:	0.19373838, which is the Original Offering Price divided by the volume weighted average price of one Deliverable Share on the pricing date, rounded to eight decimal places.
Volume Weighted Average Price:	129.04, which is the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in the Deliverable Shares taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges on the pricing date.
Interest:	The Callable STRIDES will bear interest at the rate of 9% of the Original Offering Price per year per unit. Unless earlier called or redeemed, we will pay interest on the Callable STRIDES quarterly in cash in arrears on March 5, June 5, September 5, and December 5, of each year, beginning on March 5, 2010, and on the maturity date, the Call Date, or the Redemption Date, as applicable, as more fully described in product supplement STRIDES-1. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Call Date:	We may call the Callable STRIDES on any scheduled business day beginning on December 6, 2010, to and including the maturity date (the day on which the call occurs, if any, being the “Call Date”) by giving notice to the trustee of the Callable STRIDES at least five business days prior to the Call Date.
Annual Yield to Call:	15.40% per year on the Original Offering Price from the issue date to the Call Date.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining Payment at Maturity or Call for the Callable STRIDES

Hypothetical Payout Profile

Call Prices

The following table sets forth Call Prices (rounded to four decimal places) based on hypothetical Call Dates from the first Call Date of December 6, 2010 through and including maturity date, based upon:

▪	the issue date of November 30, 2009;
▪	the initial Share Multiplier of 0.19373838;
▪	the interest rate of 9% per year;
▪	interest payment dates on March 5, June 5, September 5, and December 5 of each year, beginning March 5, 2010 (computed on the basis of a 360-day year of twelve 30-day months);
▪	the annual yield to call of 15.40% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually); and
▪	the maturity date of December 5, 2011.

For an example of how the Call Price is calculated, see Annex A to this term sheet.

Hypothetical Call Date	Call Price per Callable STRIDES ($)(1)	Interest Payable on Hypothetical Call Date per Callable STRIDES ($)(1)	Total Amount Payable on Hypothetical Call Date per Callable STRIDES ($)(1)(2)
December 6, 2010 (first Call Date)	26.5009	0.0063	26.5071
December 30, 2010	26.6052	0.1563	26.7615
January 18, 2011	26.6851	0.2688	26.9538
January 31, 2011	26.7328	0.3500	27.0828
February 15, 2011	26.8074	0.4375	27.2449
February 28, 2011	26.8675	0.5188	27.3862
March 15, 2011	26.9448	0.0625	27.0073
March 31, 2011	27.0065	0.1625	27.1690
April 15, 2011	27.0816	0.2500	27.3316
April 29, 2011	27.1468	0.3375	27.4843
May 16, 2011	27.2271	0.4438	27.6708
May 31, 2011	27.2879	0.5375	27.8254
June 15, 2011	27.3647	0.0625	27.4272
June 30, 2011	27.4351	0.1563	27.5914
July 15, 2011	27.5065	0.2500	27.7565
July 29, 2011	27.5741	0.3375	27.9116
August 15, 2011	27.6523	0.4375	28.0898
August 30, 2011	27.7267	0.5313	28.2580
September 15, 2011	27.7999	0.0625	27.8624
September 30, 2011	27.8729	0.1563	28.0292
October 17, 2011	27.9569	0.2625	28.2194
October 31, 2011	28.0157	0.3500	28.3657
November 15, 2011	28.0980	0.4375	28.5355
November 30, 2011	28.1751	0.5313	28.7063
December 5, 2011 (maturity date)	28.2010	0.5625	28.7635

(1)	The amounts in this column are rounded to four decimal places.

(2)	The amounts in this column represent the sum of the Call Price and the accrued and unpaid interest payable, per Callable STRIDES, on the hypothetical Call Date.

Hypothetical Payments on the Maturity Date

The following table illustrates, for a range of hypothetical Closing Market Prices of one Deliverable Share on the maturity date:

▪	the product of the hypothetical Closing Market Price of one Deliverable Share on the maturity date and the initial Share Multiplier (rounded to two decimal places);
▪	the percentage change in the price of the Deliverable Shares from the pricing date to the maturity date;
▪	the value of the Deliverable Shares and accrued and unpaid interest due per Callable STRIDES on the maturity date (rounded to four decimal places);
▪	the total annualized yield on the Callable STRIDES on the maturity date; and
▪	the total annualized yield from a hypothetical direct investment in the Deliverable Shares.

This table is based upon the same terms which were used in connection with the Call Price calculations on the preceding page. This table also assumes that the Callable STRIDES have not been called or redeemed prior to the maturity date, and that we will call the Callable STRIDES on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than the 15.40% annual yield to call on that date.

Hypothetical Closing Market Price of One Deliverable Share on the Maturity Date ($)	Product of the Hypothetical Closing Market Price on the Maturity Date and the Initial Share Multiplier ($)	Percentage Change in the Price of the Deliverable Shares From the Pricing Date to the Maturity Date	Value of the Deliverable Shares and Interest due per Callable STRIDES on the Maturity Date ($)(1)	Total Annualized Yield on the Callable STRIDES on the Maturity Date (2)(3)	Total Annualized Yield From a Hypothetical Direct Investment in the Deliverable Shares (2)(4)
25.81	5.00	-80.00%	5.5625	-43.62%	-55.03%
38.71	7.50	-70.00%	8.0625	-34.33%	-45.00%
51.62	10.00	-60.00%	10.5625	-26.32%	-36.56%
64.52	12.50	-50.00%	13.0625	-19.18%	-29.12%
77.42	15.00	-40.00%	15.5625	-12.66%	-22.41%
90.33	17.50	-30.00%	18.0625	-6.64%	-16.23%
103.23	20.00	-20.00%	20.5625	-1.02%	-10.49%
116.14	22.50	-10.00%	23.0625	4.28%	-5.10%
129.04(5)	25.00(6)	0.00%	25.5625	9.31%	0.00%
131.62	25.50	2.00%	26.0625	10.29%	0.99%
134.20	26.00	4.00%	26.5625	11.25%	1.97%
136.78	26.50	6.00%	27.0625	12.21%	2.94%
139.36	27.00	8.00%	27.5625	13.16%	3.90%
141.94	27.50	10.00%	28.0625	14.10%	4.85%
154.85	30.00	20.00%	28.7635(7)	15.40%	9.48%
167.75	32.50	30.00%	28.7635	15.40%	13.92%
180.66	35.00	40.00%	28.7635	15.40%	18.19%
193.56	37.50	50.00%	28.7635	15.40%	22.31%
206.46	40.00	60.00%	28.7635	15.40%	26.29%
219.37	42.50	70.00%	28.7635	15.40%	30.15%
232.27	45.00	80.00%	28.7635	15.40%	33.90%

(1)	The value of the Deliverable Shares to be delivered on the maturity date is assumed to be equal to the Closing Market Price of one Deliverable Share on the maturity date multiplied by the initial Share Multiplier. The interest due reflects the accrued and unpaid interest from and including September 5, 2011 (the interest payment date preceding the maturity date) to, but excluding, December 5, 2011 (the maturity date), computed on the basis of a 360-day year of twelve 30-day months. The amounts in this column are rounded to four decimal places.

(2)	The annualized yield specified in this column assumes an investment term from November 30, 2009 to December 5, 2011, the term of the Callable STRIDES.

(3)	This total annualized yield:

(a)	assumes coupon payments are made quarterly at the rate of 9% per year on March 5, June 5, September 5, and December 5 of each year, beginning March 5, 2010; and

(b)	is computed on the basis of a 360-day year of twelve 30-day months, compounded annually.

(4)	This total annualized yield:

(a)	assumes a percentage change in the value of the Deliverable Shares that equals the percentage change from (i) the product of the initial Share Multiplier and the volume weighted average price of one Deliverable Share on the pricing date, to (ii) the product of the initial Share Multiplier and the relevant hypothetical Closing Market Price of one Deliverable Share on the maturity date;

(b)	is based upon a dividend yield of 0% per year, as the Underlying Company has not declared dividends to date;

(c)	assumes no transaction fees or expenses; and

(d)	is computed on the basis of a 365-day year and the actual number of days, compounded annually.

(5)	This is the volume weighted average price of the Deliverable Shares on the pricing date, rounded to two decimal places.

(6)	This is the Original Offering Price of one unit of the Callable STRIDES. This value represents the product of the volume weighted average price of the Deliverable Shares on the pricing date of 129.04 and the initial Share Multiplier of 0.19373838.

(7)	This amount representing the annual yield to call of 15.40% will be paid in cash (and not Deliverable Shares), and assumes that we will call the Callable STRIDES on the maturity date.

The above figures are for purposes of illustration only. The actual amount you receive at maturity and the resulting annualized yield will depend on the actual price of the Deliverable Shares and the Share Multiplier on the maturity date and the term of your investment.

Risk Factors

There are important differences between the Callable STRIDES and a conventional debt security. An investment in the Callable STRIDES involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Callable STRIDES in the “Risk Factors” sections included in product supplement STRIDES-1 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Callable STRIDES.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your investment return, if any, will not exceed the annual yield to call.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the Deliverable Shares.

▪	Payments on the Callable STRIDES are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the Callable STRIDES.

▪	We will not hold any of the Deliverable Shares for your benefit.

▪	You must rely on your own evaluation of the merits of an investment linked to the Deliverable Shares.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the Callable STRIDES while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the Callable STRIDES.

▪	A trading market is not expected to develop for the Callable STRIDES.

▪	Your investment may result in a loss, even if the value of the Deliverable Shares increases at certain times after the pricing date.

▪

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company, and it will have no obligations relating to the Callable STRIDES. Neither we nor any selling agent will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will not have the rights of a holder of the Deliverable Shares, and you will not be entitled to receive dividends or other distributions by the Underlying Company.

▪

If you attempt to sell the Callable STRIDES prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return on the Callable STRIDES and their market value.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the Callable STRIDES and their market value.

▪	Our business activities relating to the Underlying Company may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the Callable STRIDES are uncertain, and may be adverse to a holder of the Callable STRIDES. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement STRIDES-1.

Investor Considerations

You may wish to consider an investment in the Callable STRIDES if:

▪

You anticipate that the value of the Deliverable Shares will increase, and want to participate in any such increase up to an amount that, together with any interest paid on the Callable STRIDES, will not exceed the annual yield to call on the Original Offering Price.

▪	You anticipate that the interest payments made on the Callable STRIDES will offset any decrease in the value of the Deliverable Shares, so that you will receive your desired return.

▪	You understand that you may own Deliverable Shares at maturity that may be worth less than the value of those shares on the pricing date.

▪	You seek interest payments on your investment.

▪	You accept that your investment may result in a loss, which could be significant, if the value of the Deliverable Shares decreases.

▪	You accept that we may call the Callable STRIDES at a Call Price that will be determined based upon the annual yield to call of 15.40% on the Original Offering Price.

▪	You accept downside exposure to the Deliverable Shares with no expectation of dividends or other benefits of owning the Deliverable Shares during the term of the Callable STRIDES.

▪

You are willing to accept that a trading market is not expected to develop for the Callable STRIDES. You understand that secondary market prices for the Callable STRIDES, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the Callable STRIDES.

The Callable STRIDES may not be an appropriate investment for you if:

▪

You anticipate that the value of the Deliverable Shares will increase substantially, and do not want an investment that could limit your return to the annual yield to call of 15.40% on the Original Offering Price.

▪	You anticipate that the interest payments made on the Callable STRIDES will be offset by any decrease in the value of the Deliverable Shares, such that you will not receive your desired return.

▪	You do not want to own Deliverable Shares, and are not willing to bear downside risk if the price of those shares decreases.

▪	You seek principal protection or preservation of capital.

▪	You want to hold your investment for the full term.

▪	You want to receive dividends or other distributions paid on the Deliverable Shares over the term of the Callable STRIDES.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Callable STRIDES prior to maturity.

▪	You are unwilling or unable to assume the credit risk associated with us, as the issuer of the Callable STRIDES.

Other Provisions

We will deliver the Callable STRIDES against payment therefor in New York, New York on a date that is more than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Callable STRIDES more than three business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the Callable STRIDES, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agents in the distribution of the Callable STRIDES. Accordingly, offerings of the Callable STRIDES will conform to the requirements of NASD Rule 2720. Under our distribution agreement with the selling agents, MLPF&S will purchase the Callable STRIDES from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the Callable STRIDES, the Callable STRIDES will be sold in minimum investment amounts of 40 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Callable STRIDES but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Deliverable Shares

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company is an online retailer that offers a wide range of products. The Underlying Company’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The Underlying Company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers.

Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 0001018724. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the Callable STRIDES. This term sheet relates only to the Callable STRIDES and does not relate to the Deliverable Shares or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated nor will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Deliverable Shares, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Deliverable Shares and therefore could affect your return on the Callable STRIDES.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither we nor any of our affiliates make any representation to you as to the performance of the Deliverable Shares.

The Deliverable Shares trade on The NASDAQ Global Select Market under the symbol “AMZN”.

Historical Data

The following table sets forth the high and low closing prices of one Deliverable Share from the first quarter of 2004 through the pricing date. On the pricing date, the volume weighted average price for the Deliverable Shares was 129.04 per share. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of the Deliverable Shares should not be taken as an indication of their future performance, and we cannot assure you that the price of the Deliverable Share will not decrease after the pricing date. In addition, we cannot assure you that the price of the Deliverable Share will increase so that the value of the Deliverable Shares that you may receive on the maturity date, if we do not call or redeem the Callable STRIDES, will exceed the Original Offering Price.

	High	Low
2004
First Quarter	57.18	39.63
Second Quarter	54.40	40.98
Third Quarter	52.59	35.32
Fourth Quarter	44.97	33.83

2005
First Quarter	44.58	32.88
Second Quarter	36.64	31.72
Third Quarter	46.51	32.91
Fourth Quarter	49.50	38.95

2006
First Quarter	47.87	35.25
Second Quarter	38.68	31.61
Third Quarter	38.61	26.07
Fourth Quarter	42.96	30.87

2007
First Quarter	41.51	36.43
Second Quarter	73.65	40.42
Third Quarter	93.48	68.73
Fourth Quarter	100.82	77.00

2008
First Quarter	96.25	62.43
Second Quarter	84.51	71.99
Third Quarter	88.09	63.35
Fourth Quarter	69.58	35.03

2009
First Quarter	75.58	48.44
Second Quarter	87.56	73.50
Third Quarter	93.87	75.63
Fourth Quarter (through the pricing date)	132.97	88.67

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Callable STRIDES, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Callable STRIDES for all tax purposes as an income-bearing callable single financial contract linked to the Deliverable Shares that requires you to pay us at inception an amount equal to the purchase price of the Callable STRIDES and that entitles you to receive the stated periodic interest payments as well as an amount in cash linked to the Deliverable Shares and/or a number of Deliverable Shares.

•

Under this characterization and tax treatment of the Callable STRIDES, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to you, and, upon receipt of a cash payment upon exercise of our call option or upon a sale or exchange of the Callable STRIDES prior to maturity (other than amounts representing accrued stated periodic interest payments), you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the Callable STRIDES for more than one year. If the Callable STRIDES are settled by physical delivery at maturity, you generally will not recognize income, gain or loss upon settlement (other than in respect of amounts representing accrued stated periodic interest payments and any cash received in lieu of fractional shares).

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Callable STRIDES. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement STRIDES-1, which you should carefully review prior to investing in the Callable STRIDES.

General.    Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Callable STRIDES, we intend to treat the Callable STRIDES for all tax purposes as an income-bearing callable single financial contract linked to the Deliverable Shares that requires you to pay us at inception an amount equal to the purchase price of the Callable STRIDES and that entitles you to receive the stated periodic interest payments as well as an amount in cash linked to the Deliverable Shares and/or a number of Deliverable Shares. Under the terms of the Callable STRIDES, we and every investor in the Callable STRIDES agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Callable STRIDES as described in the preceding sentence. This discussion assumes that the Callable STRIDES constitute an income-bearing callable single financial contract linked to the Deliverable Shares for U.S. federal income tax purposes. If the Callable STRIDES did not constitute an income-bearing callable single financial contract, the tax consequences described below would be materially different.

This characterization of the Callable STRIDES is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Callable STRIDES or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STRIDES-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Callable STRIDES, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STRIDES-1 assume that there is a significant possibility of a significant loss of principal on an investment in the Callable STRIDES.

Stated Periodic Interest Payments.    Although the U.S. federal income tax treatment of the stated periodic interest payments on the Callable STRIDES is uncertain, we intend to take the position, and this discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined in product supplement STRIDES-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.

Exercise of Call Option or Sale or Exchange Prior to Maturity and Settlement at Maturity.    Assuming that the Callable STRIDES are properly characterized and treated as income-bearing callable single financial contracts linked to the Deliverable Shares for U.S. federal income tax purposes, upon receipt of a cash payment upon exercise of our call option or upon a sale or exchange of the Callable STRIDES prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest payments, which would be taxed as described above under “– Stated Periodic Interest Payments”) and the U.S. Holder’s basis in the Callable STRIDES. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the Callable STRIDES for more than one year. The deductibility of capital losses is subject to limitations. If the Callable STRIDES are settled by physical delivery at maturity, a U.S. Holder generally will not recognize income, gain or loss upon settlement (other than in respect of amounts representing accrued stated periodic interest payments and any cash received in lieu of fractional shares).

Possible Future Tax Law Changes.    From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the Callable STRIDES. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the Callable STRIDES, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the Callable STRIDES for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Callable STRIDES, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement STRIDES-1.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Callable STRIDES and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Callable STRIDES involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Callable STRIDES.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STRIDES-1 dated October 30, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509220594/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the Callable STRIDES, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of the underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“STock Return Income DEbt Securities®” and “STRIDES®” are service marks of our subsidiary, Merrill Lynch & Co., Inc.

ANNEX A: Call Price Calculation Methodology

The Call Price is the amount of cash per unit of the Callable STRIDES that, together with all other payments made on the Callable STRIDES from the issue date to and including the applicable Call Date, will provide you with an annual yield to call of 15.40% on the Original Offering Price from the issue date to the Call Date. The following illustrates how the Call Price for December 15, 2010 (a hypothetical Call Date) would be calculated by the calculation agent, based upon:

•	the issue date of November 30, 2009;

•	the interest rate on the Callable STRIDES of 9% per year, payable on March 5, June 5, September 5, and December 5 of each year, beginning March 5, 2010; and

•	the annual yield to call on the Original Offering Price of 15.40%.

•	STEP 1: Determine the sum of the present values on the issue date of all interest payments paid, and accrued and unpaid, on the Callable STRIDES to, but excluding, the Call Date:

•

The present value is a value on a given date (in this example, the issue date) of future payments (in this example, the interest payments payable on the Callable STRIDES from the issue date to, but excluding, the Call Date), discounted to reflect the time value of money. To determine the present value on the issue date of the interest payments payable on the Callable STRIDES, the calculation agent will use a discount factor based on the annual yield to call.

•	The discount factor is a number that, when multiplied by the amounts to be paid in the future, derives the present value of those future payments.

Date(1)	Interest Amount Payable ($)	Years from Issue Date	Discount Factor Based on the Annual Yield to Call(2)	Present Value on the Issue Date of Interest Payment ($)(3)
November 30, 2009 (the issue date)	–	0.0000	1.0000	–
March 5, 2010	0.5938	0.2639	0.9629	0.5717
June 5, 2010	0.5625	0.5139	0.9290	0.5226
September 5, 2010	0.5625	0.7639	0.8964	0.5042
December 5, 2010	0.5625	1.0139	0.8648	0.4865
December 15, 2010 (the hypothetical Call Date)	0.0625	1.0417	0.8614	0.0538

Sum of the present values of all interest payments:				2.1388

(1)	If a scheduled interest payment falls on a day that is not a business day, payment will be made on the following business day, and no additional interest will accrue. However, the present value of each interest payment used to determine the Call Price will be calculated assuming that each payment is made on the calendar day scheduled for that payment.

(2)	The discount factor is equal to:

(1)	[x]	, where x is the number of years from the issue date.
1.1540

The discount factor is computed on the basis of a 360-day year of twelve 30-day months, compounded annually, and is based on the annual yield to call on the Original Offering Price of 15.40%.

(3)	These present values on the issue date represent the product of the applicable interest payment amount and the corresponding discount factor, rounded to four decimal places.

STEP 2: Since the sum of (i) the present value on the issue date of the Call Price and (ii) the present value on the issue date of all interest payments must equal the Original Offering Price, to obtain the present value of the Call Price on the issue date, the calculation agent will subtract the total amount of the present values (as determined in STEP 1) from the Original Offering Price.

=	Original Offering Price – (sum of the present values on the issue date of the interest payments)
=	$25.0000 - $2.1388
=	$22.8612 (the present value of the Call Price on the issue date)

STEP 3: To determine the Call Price applicable to a specific Call Date (in this example, the hypothetical Call Date of December 15, 2010), the calculation agent will divide the present value of the Call Price on the issue date by the discount factor used in STEP 1 above.

$22.8612 0.8614	= $26.5396 (the Call Price, rounded to four decimal places)

A-1